Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated November 19, 2020, relating to the balance sheet of HumanCo Acquisition Corp. as of October 12, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 5, 2020 (inception) through October 12, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 19, 2020